Herman Miller Reports Strong Sales and Earnings Growth in the Second Quarter of Fiscal Year 2015
Webcast to be held Thursday, December 18, 2014, at 9:30 AM EST

Release	Immediate
Date	December 17, 2014
Contact	Kevin Veltman (616) 654 3973 or kevin_veltman@hermanmiller.com
Greg Bylsma (616) 654 7578 or greg_bylsma@hermanmiller.com
Media: Mark Schurman (616) 654 5498 or mark_schurman@hermanmiller.com
Address	Herman Miller, Inc., 855 East Main Avenue, PO Box 302, Zeeland, MI 49464-0302
Internet	www.hermanmiller.com

NOTE: A data supplement with additional financial information relating to the periods covered by this press release is available for download from the company’s website at http://www.hermanmiller.com/about-us/investors.html.

Herman Miller, Inc. (NASDAQ: MLHR), today announced results for its second quarter ended November 29, 2014. Net sales in the quarter totaled $565.4 million, an increase of 20.2% from the same quarter last fiscal year. New orders in the second quarter of $572.1 million were 13.8% above the prior year level.

The company's results include a full quarter of activity related to the July 2014 acquisition of Design Within Reach, Inc. ("DWR"). On an organic basis, which adjusts for the impact of acquisitions, divestitures and foreign currency translation, sales and orders in the second quarter increased 8.8% and 2.5%, respectively, from the same quarter last fiscal year.

Operating earnings in the second quarter were 8.3% of net sales compared to an operating loss of 26.6% reported in the same quarter last year. The company’s earnings in the current year second quarter were reduced by $5.0 million due to costs associated with the DWR acquisition. The operating loss in the second quarter of last fiscal year was driven by expenses related to the company's domestic pension plan termination and an asset impairment charge associated with property in Ningbo, China. Excluding these items, adjusted operating earnings in the second quarter were 9.1% of net sales compared to 8.5% in the same quarter of last fiscal year.

Herman Miller reported net earnings of $0.46 per share on a diluted basis in the second quarter. This compares to a diluted loss per share of $1.37 in the same quarter last fiscal year. Excluding acquisition-related expenses recognized in the current period, adjusted diluted earnings per share in the second quarter totaled $0.51. This compares to adjusted diluted earnings of $0.42 per share in the second quarter of fiscal 2014. Adjusted earnings per share increased 21.4% from the same quarter of fiscal year 2014.

Brian Walker, Chief Executive Officer, stated, “This quarter we delivered solid sales and adjusted earnings growth in virtually all of our segments. Gross margin improvement was once again an important component of our earnings growth, supported by higher volumes and reflecting our continuing drive for improved product and channel mix. With our first full quarter of DWR results reflected in our Consumer business, we are also encouraged by the significant progress on integration activities related to this important strategic investment.”

Walker added, “This was our 12th consecutive quarter of year-over-year organic order growth. While we are pleased the positive trend continued and believe the macro dynamics remain favorable in all of our focused segments, the growth rate this quarter was less than we anticipated. This was, in part, attributed to a difficult year-on-year comparison caused by two particularly large projects recorded in our North American segment in the second quarter of last year. With that said, we believe the underlying pace of order growth in our North American segment has also been impacted by gaps in sales capacity and delays in some new product introductions. In response, we have amplified our focus and resources in support of ameliorating these issues and believe we will have the majority of them behind us in the third quarter."

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FINANCIAL HIGHLIGHTS (Dollars in millions, except per share data)
	(Unaudited)			(Unaudited)
	Three Months Ended			Six Months Ended
	11/29/2014	11/30/2013	% Chg.	11/29/2014	11/30/2013	% Chg.
Net Sales	$565.4	$470.5	20.2%	$1,075.1	$938.6	14.5%
Gross Margin %	36.4%	25.3%	N/A	36.4%	30.8%	N/A
Operating Expenses	$159.0	$240.1	(33.8)%	$302.4	$371.0	(18.5)%
Restructuring and Impairment Expenses	$—	$4.0	N/A	$—	$4.0	N/A
Operating Earnings (Loss) %	8.3%	(26.6)%	N/A	8.3%	(9.2)%	N/A
Adjusted Operating Earnings % *	9.1%	8.5%	N/A	9.2%	8.9%	N/A
Adjusted EBITDA*	$64.8	$50.8	27.6%	$124.0	$105.4	17.6%
Net Earnings (Loss) Attributable to Herman Miller, Inc.	$27.8	$(80.6)	134.5%	$53.0	$(58.1)	191.2%
Earnings (Loss) Per Share – Diluted	$0.46	$(1.37)	133.6%	$0.88	$(0.99)	188.9%
Adj. Earnings Per Share – Diluted *	$0.51	$0.42	21.4%	$0.98	$0.84	16.7%
Orders	$572.1	$502.9	13.8%	$1,089.1	$974.1	11.8%
Backlog	$332.5	$307.9	8.0%
*Items indicated represent non-GAAP measurements; see the reconciliations of non-GAAP financial measures and related explanations in the supplemental data file available for download at http://www.hermanmiller.com/about-us/investors.html. A copy of this supplemental data file has also been included with the earnings press release filed on Form 8-K with the Securities & Exchange Commission.

Second Quarter Fiscal 2015 Financial Results

Sales for the quarter within Herman Miller’s North American reportable segment were $315.3 million, an increase of 6.1% from the same quarter last fiscal year. On an organic basis, segment sales increased 7.6% on a year-over-year basis. New orders in the second quarter totaled $319.3 million, a decrease of 4.3% from the year ago period, reflecting choppy demand patterns from the project side of the business, particularly related to certain large customer projects in the prior year that did not repeat. On an organic basis, segment orders in the second quarter were 3.1% lower than last year.

Net sales within the ELA segment totaled $114.3 million in the second quarter of fiscal 2015. This represents a 10.9% increase from the same quarter of last fiscal year and reflects strong growth from the EMEA geographic region. New orders in this segment totaled $112.4 million in the second quarter, representing a year-over-year increase of 7.7%. On an organic basis, segment sales increased 13.7% and orders increased 10.5% from the second quarter of last year.

Net sales in the second quarter within Herman Miller’s Specialty segment totaled $55.4 million. This represents a 4.1% increase over sales in the same quarter last year. New orders in the quarter of $53.2 million increased 2.7% from the year ago period.

The Consumer segment benefited this quarter from a combination of acquired and organic growth relative to the prior year period. Net sales in the quarter of $80.4 million were up $63.3 million from last year. The majority of this year-over-year increase relates to the acquisition of DWR, which added sales of $61.0 million, net of eliminations. The remaining growth in segment sales was driven by organic demand increases from wholesale and e-commerce customers. Orders in the second quarter of $87.2 million were up by $74.2 million from the prior year, and were also driven by a combination of acquisition and organic growth activity. On an organic basis, adjusted for the DWR acquisition, segment sales increased 14.0% and orders increased 79.2%. This significant percentage increase in orders resulted, in part, from a year-on-year shift in the timing of retail stocking orders in advance of the holiday season.

Herman Miller's consolidated gross margin in the second quarter totaled 36.4% compared to 25.3% reported in the same quarter of last fiscal year. Inventory adjustments associated with the DWR acquisition reduced gross margin by $4.8 million in the quarter. Excluding these items, the company's adjusted gross margin percentage was 37.2%. The company's reported gross margin in the second quarter of last fiscal year was reduced by $50.3 million of legacy pension expenses related to the pension

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plan termination. Excluding these pension charges, the company's adjusted gross margin percentage was 36.0% in the prior year second quarter. On an adjusted basis, gross margin in the second quarter of fiscal 2015 improved 120 basis points from the same period last year. This year-over-year improvement is primarily attributed to favorable product and channel mix, including the addition of DWR, which more than offset unfavorable currency impacts from a stronger U.S. Dollar.
Greg Bylsma, Chief Financial Officer, stated, "Solid organic sales growth and continued gross margin expansion combined to fuel a year-over-year improvement in adjusted operating earnings, resulting in the achievement of the commitments we established at the start of the quarter. Our strategic investments in higher margin market segments and product categories are having a favorable impact. We continue to maintain a strong balance sheet, using operating cash flows to repay an additional $23.0 million of the debt incurred last quarter in connection with the DWR acquisition."
Herman Miller reported operating expenses in the second quarter of $159.0 million compared to operating expenses, excluding impairment, of $240.1 million in the same quarter a year ago. Excluding legacy pension charges of $111.0 million, adjusted operating expenses totaled $129.1 million in the second quarter of last fiscal year. On an adjusted basis, operating expenses in the second quarter increased $29.7 million, the majority of which relates to the addition of DWR and variability driven by net sales growth.

In addition to the above, the prior year second quarter included a pretax asset impairment charge totaling $4.0 million related to property located in Ningbo, China.

Herman Miller’s effective income tax rate in the second quarter was 33.8% compared to 37.6% in the same quarter last fiscal year. Excluding the impact of legacy pension charges, the company's effective tax rate would have been approximately 32.0% in the second quarter of fiscal 2014.

The company ended the second quarter with total cash and cash equivalents of $64.7 million. Cash flow generated from operations in the second quarter was $38.7 million compared to a net cash outflow from operations of $10.7 million in the same quarter last fiscal year. Through the first six months of fiscal 2015 operating cash flows were $80.7 million compared to $27.5 million during the same period of the prior year. Prior year operating cash flows included $49 million of cash contributions in the second quarter required to complete the pension termination. Herman Miller ended the second quarter with total debt of $327.0 million, down from $350.0 million at the end of the first quarter.

Looking forward, Herman Miller expects net sales in the third quarter of fiscal 2015 to be in the range of $510 million to $530 million. Diluted earnings per share in the quarter are expected to range between $0.33 and $0.37. On a full year basis, Herman Miller expects net sales for fiscal 2015 to be in the range of $2.145 billion to $2.185 billion. Diluted earnings per share for the full fiscal year are expected to range between $1.71 and $1.79. On an adjusted basis, full year diluted earnings per share are expected to range between $1.80 and $1.88.
Mr. Walker concluded, “Our third quarter outlook reflects the normal seasonality that results from the holidays observed in this period. We expect the fourth quarter to be impacted by the typical seasonal rebound complemented by promotional activities planned in our Consumer business. Herman Miller continues to deliver on our strategy for new and diversified growth and greater profitability. We have more work to do as we implement and integrate across our business but we are greatly encouraged by the early returns on those efforts, the improving market conditions in our key regions and segments, and our greater opportunities still ahead."

The company will host a live webcast to discuss the results of the second quarter of fiscal 2015 on Thursday, December 18, 2014, at 9:30 a.m. EST. To ensure your access to the webcast, you should allow extra time to visit the company’s website at www.hermanmiller.com to download the streaming software necessary to participate. An online archive of the presentation will be available on the website later that day.

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About Herman Miller
Herman Miller’s inspiring designs, inventive technologies and strategic services help people do great things and organizations to perform at their best. The company’s award-winning products and services generated approximately $1.9 billion in revenue in fiscal 2014. A past recipient of the Smithsonian Institution's Cooper-Hewitt National Design Award, Herman Miller designs can be found in the permanent collections of museums worldwide. Innovative business practices and a commitment to social responsibility have also helped establish Herman Miller as a recognized global leader. In 2014, Herman Miller again received the Human Rights Campaign Foundation’s top rating in its annual Corporate Equality Index and was named among the 50 Best U.S. Manufacturers by Industry Week. Herman Miller is included in the Dow Jones Sustainability World Index and trades on the NASDAQ Global Select Market under the symbol MLHR.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs, assumptions, current expectations, estimates, and projections about the office furniture industry, the economy, and the company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” “likely,” “plans,” “projects,” “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. These risks include, without limitation, employment and general economic conditions, the pace of economic recovery in the U.S. and international markets, the level of anticipated pension expenses, the pace and level of government procurement, the impact of the Affordable Care Act on healthcare markets, the increase in white-collar employment, the willingness of customers to undertake capital expenditures, the types of products purchased by customers, competitive-pricing pressures, the availability and pricing of raw materials, our reliance on a limited number of suppliers, currency fluctuations, the ability to increase prices to absorb the additional costs of raw materials, the financial strength of our dealers and customers, the mix of our products purchased by customers, our ability to attract and retain key executives and other qualified employees, our ability to continue to make product innovations, the success of newly introduced products, our ability to serve all of our markets, possible acquisitions, divestitures or alliances, the outcome of pending litigation or governmental audits or investigations, political risk in the markets we serve, and other risks identified in our filings with the Securities and Exchange Commission. Therefore, actual results and outcomes may materially differ from what we express or forecast. Furthermore, Herman Miller, Inc. undertakes no obligation to update, amend or clarify forward-looking statements.

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Financial highlights for the quarter ended November 29, 2014, follow:

Herman Miller, Inc.
Condensed Consolidated Statements of Operations
(Unaudited) (Dollars in millions, except per share and common share data)

	Three Months Ended
	November 29, 2014		November 30, 2013
Net Sales	$565.4	100.0%	$470.5	100.0%
Cost of Sales	359.7	63.6%	351.6	74.7%
Gross Margin	205.7	36.4%	118.9	25.3%
Operating Expenses	159.0	28.1%	240.1	51.0%
Restructuring and Impairment Expenses	—	—%	4.0	0.9%
Operating Earnings (Loss)	46.7	8.3%	(125.2)	(26.6)%
Other Expenses, net	4.7	0.8%	4.1	0.9%
Earnings (Loss) Before Income Taxes and Equity Income	42.0	7.4%	(129.3)	(27.5)%
Income Tax Expense (Benefit)	14.2	2.5%	(48.6)	(10.3)%
Equity Income, net of tax	—	—%	0.1	—%
Net Earnings (Loss)	27.8	4.9%	(80.6)	(17.1)%
Net Earnings (Loss) Attributable to Noncontrolling Interests	—	—%	—	—%
Net Earnings (Loss) Attributable to Herman Miller, Inc.	$27.8	4.9%	$(80.6)	(17.1)%

Amounts per Common Share Attributable to Herman Miller, Inc.
Earnings (Loss) Per Share – Basic	$0.47		($1.37)
Weighted Average Basic Common Shares	59,445,577		58,923,648
Earnings (Loss) Per Share – Diluted	$0.46		($1.37)
Weighted Average Diluted Common Shares	60,024,518		58,923,648

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Herman Miller, Inc.
Condensed Consolidated Statements of Operations
(Unaudited) (Dollars in millions, except per share and common share data)

	Six Months Ended
	November 29, 2014		November 30, 2013
Net Sales	$1,075.1	100.0%	$938.6	100.0%
Cost of Sales	683.8	63.6%	649.7	69.2%
Gross Margin	391.3	36.4%	288.9	30.8%
Operating Expenses	302.4	28.1%	371.0	39.5%
Restructuring and Impairment Expenses	—	—%	4.0	0.4%
Operating Earnings (Loss)	88.9	8.3%	(86.1)	(9.2)%
Other Expenses, net	9.4	0.9%	8.7	0.9%
Earnings (Loss) Before Income Taxes and Equity Income	79.5	7.4%	(94.8)	(10.1)%
Income Tax Expense (Benefit)	26.6	2.5%	(36.6)	(3.9)%
Equity Income, net of tax	0.1	—%	0.1	—%
Net Earnings (Loss)	53.0	4.9%	(58.1)	(6.2)%
Net Earnings (Loss) Attributable to Noncontrolling Interests	—	—%	—	—%
Net Earnings (Loss) Attributable to Herman Miller, Inc.	$53.0	4.9%	$(58.1)	(6.2)%

Amounts per Common Share Attributable to Herman Miller, Inc.
Earnings (Loss) Per Share – Basic	$0.89		($0.99)
Weighted Average Basic Common Shares	59,370,718		58,825,377
Earnings (Loss) Per Share – Diluted	$0.88		($0.99)
Weighted Average Diluted Common Shares	59,952,634		58,825,377

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Herman Miller, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited) (Dollars in millions, except per share and common share data)

	Six Months Ended
	November 29, 2014	November 30, 2013
Net Earnings	$53.0	$(58.1)
Cash Flows provided by Operating Activities	80.7	27.5
Cash Flows used for Investing Activities	(176.5)	(26.3)
Cash Flows from Financing Activities	58.5	(10.3)
Effect of Exchange Rates	0.5	(0.3)
Change in Cash	(36.8)	(9.4)
Cash, Beginning of Period	101.5	82.7
Cash, End of Period	$64.7	$73.3

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Herman Miller, Inc.
Condensed Consolidated Balance Sheets
(Unaudited) (Dollars in millions)

	November 29, 2014	May 31, 2014
ASSETS
Current Assets:
Cash and Cash Equivalents	$64.7	$101.5
Marketable Securities	6.6	11.1
Accounts and Notes Receivable, net	198.6	204.3
Inventories, net	126.3	78.4
Prepaid Expenses and Other	65.1	56.5
Total Current Assets	461.3	451.8
Net Property and Equipment	234.1	195.2
Other Assets	498.5	343.9
Total Assets	$1,193.9	$990.9

LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities:
Current Maturities of Long-term Debt	$50.0	$50.0
Accounts Payable	160.7	136.9
Accrued Liabilities	181.6	169.2
Total Current Liabilities	392.3	356.1
Long-term Debt	277.0	200.0
Other Liabilities	86.3	62.7
Total Liabilities	755.6	618.8
Redeemable Noncontrolling Interests	27.0	—
Total Stockholders' Equity	411.3	372.1
Total Liabilities and Stockholders’ Equity	$1,193.9	$990.9

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